EXHIBIT 3(i)(b)

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

WILLIAM S. THOMAS, JR. and CAROL M. KELLEHER certify that:

I.	They are the President and Secretary, respectively, of PACIFIC CAPITAL BANCORP, a California corporation.

II.	Article THIRD of the Articles of Incorporation is hereby amended to read as follows:

“THIRD: AUTHORIZED STOCK

This Corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares which the Corporation is authorized to issue is 101,000,000 shares, without par value, of which 100,000,000 shares shall be Common Stock, without par value, and 1,000,000 shares shall be Preferred Stock, without par value.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Pursuant to such authority, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions, referred to herein as the Certificate of Determination:

WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, this corporation has not issued a series of Preferred Stock, and the Board of Directors of this corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a series of said Preferred Stock and the number of shares constituting the designation of said series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, said series of Preferred Stock as follows:

1. DESIGNATION OF PREFERRED SHARES. The corporation shall have one series of Preferred Stock which shall be designated “Series A Preferred Stock” (the “Series A Preferred Stock”). (The Series A Preferred Stock is hereinafter sometimes referred to as the “Preferred Stock”.)

2. NUMBER OF PREFERRED SHARES. The number of shares constituting the Series A Preferred Stock shall be Sixty Thousand (60,000). Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

3. DIVIDENDS AND DISTRIBUTIONS. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of the Series A Preferred Stock shall only be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of the retained earnings of the corporation; PROVIDED that no dividend or distribution may be declared or paid on any shares of Common

Stock or any shares of Series A Preferred Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Common Stock and Series A Preferred Stock. Subject to the provision for adjustment hereinafter set forth, the amount of the dividend or other distribution payable with respect to the Series A Preferred Stock shall be payable at the rate per share of Series A Preferred Stock equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the corporation shall at any time or from time to time after December 14, 1999 (the “Rights Dividend Declaration Date”) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The right to dividends on shares of the Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of shares of Common Stock or Series A Preferred Stock by reason of the fact that dividends on said shares are not or have not been declared in any period.

4. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights.

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time or from time to time after the Rights Dividend Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in any Certificate of Determination creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

(c) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in any Certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of Common Stock or other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to $1,000 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount equal to $1.00 per share of Common Stock (the “Common Amount”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Amount in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed on liquidation of the corporation in the ratio of 1,000 to 1 with respect to such Series A Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such Series A Preferred Stock and parity shares in proportion to their respective liquidation preferences. In the event, that, after payment in full of the Series A Liquidation Preference, there are not sufficient remaining assets available to permit payment in full of the Common Amount, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the corporation shall at any time or from time to time after the Rights Dividend Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, (i) the Series A Liquidation Preference in effect immediately prior to such event shall be adjusted by multiplying such Series A Liquidation Preference by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and (ii) the Common Amount in effect immediately prior to such event shall be adjusted by multiplying such Common Amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time or from time to time after the Rights Dividend Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

9. RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the corporation’s Preferred Stock, unless the terms of any such series shall provide otherwise.

10. AMENDMENT. This Certificate of Determination shall not be amended in any manner which would materially alter or change the rights, preferences and privileges of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Series A Preferred Stock, voting together as a single class.”

III.	The foregoing amendment has approved by the Board of Directors of this Corporation.

IV.	The foregoing amendment has been approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of shares of this Corporation outstanding and entitled to vote on the foregoing amendment was 45,811,164 shares of common stock. The number of shares voting in favor of approving the foregoing amendment was 38,279,381 shares of common stock. The total number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of common stock.

Each of the undersigned declares under penalties of perjury under the laws of the State of California that the statements contained in the foregoing Certificate are true and correct of his own knowledge, and that this declaration was executed on this 8th day of August, 2005, at Santa Barbara, California.

William S. Thomas, Jr.
William S. Thomas, Jr., President

Carol M. Kelleher
Carol M. Kelleher, Secretary